Exhibit 99.1

Accenture Reports Strong Second-Quarter Fiscal 2012 Results,

With Double-Digit Growth in Revenues and EPS

— Revenues increase 12% in U.S. dollars and 13% in local currency, to $6.8 billion;

EPS up 29%, to $0.97 —

— Operating income increases 15%, to $889 million, with operating margin of 13.1% —

— New bookings are $7.94 billion, with consulting bookings of $4.05 billion and outsourcing bookings of $3.89 billion —

— Company declares semi-annual cash dividend of 67.5 cents per share —

— Company raises outlook for full-year revenue growth to range of 10% to 12% in local currency and for full-year EPS to range of $3.82 to $3.90 —

NEW YORK; March 22, 2012 — Accenture (NYSE: ACN) reported strong financial results for the second quarter of fiscal 2012, ended Feb. 29, 2012, with net revenues of $6.8 billion, an increase of 12 percent in U.S. dollars and 13 percent in local currency over the same period last year and at the top end of the company’s guided range. Diluted earnings per share were $0.97, an increase of $0.22 over the same period last year, driven principally by higher revenue and operating income, as well as a lower effective tax rate in the quarter.

Operating income was $889 million, an increase of 15 percent over the same period last year, and operating margin was 13.1 percent.

New bookings for the quarter were $7.94 billion, with consulting bookings of $4.05 billion and outsourcing bookings of $3.89 billion.

Pierre Nanterme, Accenture’s chief executive officer, said, “We are very pleased with our second-quarter performance, which included strong revenue growth in all five operating groups and all three geographic regions. We’re also pleased with our profitability — both the growth in EPS and the expansion of operating margin — due to the disciplined management of our business. We continued to see solid demand for our services, as demonstrated by outstanding bookings of nearly $8 billion, and our balance sheet remains very strong.

“Given our strong results for the first half of fiscal 2012, we’ve raised our outlook for revenue growth and EPS for the year. We continue to invest to further differentiate our industry and technology capabilities and remain focused on gaining market share and driving profitable growth.”

Financial Review

Revenues before reimbursements (“net revenues”) for the second quarter of fiscal 2012 were $6.8 billion, compared with $6.1 billion for the second quarter of fiscal 2011, an increase of 12 percent in U.S. dollars and 13 percent in local currency.

•	Consulting net revenues for the quarter were $3.8 billion, an increase of approximately 8 percent in both U.S. dollars and local currency over the second quarter of fiscal 2011.

•	Outsourcing net revenues were $3.0 billion, an increase of 19 percent in U.S. dollars and 20 percent in local currency over the second quarter of fiscal 2011.

Diluted EPS for the quarter were $0.97, compared with $0.75 for the second quarter last year, an increase of $0.22, or 29 percent. The $0.22 increase in EPS reflects:

•	$0.11 from higher revenue and operating results;
•	$0.08 from a lower effective tax rate;
•	$0.02 from a lower share count; and
•	$0.01 from higher non-operating income.

Gross margin (gross profit as a percentage of net revenues) for the quarter was 31.1 percent, compared with 31.7 percent for the second quarter last year. Selling, general and administrative (SG&A) expenses for the second quarter were $1.23 billion, or approximately 18.0 percent of net revenues, compared with $1.15 billion, or 18.9 percent of net revenues, for the second quarter last year.

Operating income for the quarter increased 15 percent, to $889 million, or 13.08 percent of net revenues, from $772 million, or 12.74 percent of net revenues, for the second quarter of fiscal 2011, an expansion of 34 basis points.

The company’s effective tax rate for the quarter was 20.5 percent, compared with 26.9 percent for the second quarter last year. The lower effective tax rate in the second quarter this year was primarily due to higher benefits related to final determinations of tax liabilities for prior years, partially offset by increases in tax reserves.

Net income for the quarter was $714 million, compared with $566 million for the second quarter last year, an increase of 26 percent.

Operating cash flow for the quarter was $858 million, and property and equipment additions were $85 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $772 million. For the same period last year, operating cash flow was $601 million; property and equipment additions were $79 million; and free cash flow was $523 million.

Days services outstanding, or DSOs, were 29 days, compared with 30 days at Aug. 31, 2011 and 32 days at Feb. 28, 2011.

Accenture’s total cash balance at Feb. 29, 2012 was $5.6 billion, compared with $5.7 billion at Aug. 31, 2011.

Utilization for the quarter was 87 percent. Attrition for the second quarter of fiscal 2012 was 12 percent, compared with 12 percent for the first quarter of fiscal 2012 and 14 percent for the second quarter of fiscal 2011.

New Bookings

New bookings for the second quarter were $7.94 billion and reflect a negative 1 percent foreign-currency impact compared with new bookings in the second quarter last year.

•	Consulting new bookings were $4.05 billion, or 51 percent of total new bookings.

•	Outsourcing new bookings were $3.89 billion, or 49 percent of total new bookings.

Net Revenues by Operating Group

Net revenues by operating group were as follows:

•	Communications, Media & Technology: $1.5 billion, compared with $1.3 billion for the second quarter of fiscal 2011, an increase of 16 percent in U.S. dollars and 17 percent in local currency.

•	Financial Services: $1.4 billion, compared with $1.3 billion for the second quarter of fiscal 2011, an increase of 9 percent in U.S. dollars and 10 percent in local currency.

•	Health & Public Service: $1.1 billion, compared with $965 million for the second quarter of fiscal 2011, an increase of 9 percent in U.S. dollars and 10 percent in local currency.

•	Products: $1.6 billion, compared with $1.4 billion for the second quarter of fiscal 2011, an increase of 15 percent in U.S. dollars and 16 percent in local currency.

•	Resources: $1.3 billion, compared with $1.2 billion for the second quarter of fiscal 2011, an increase of 10 percent in U.S. dollars and 12 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region were as follows:

•	Americas: $3.0 billion, compared with $2.7 billion for the second quarter of fiscal 2011, an increase of 13 percent in U.S. dollars and 14 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $2.8 billion, compared with $2.6 billion for the second quarter of fiscal 2011, an increase of 8 percent in U.S. dollars and 10 percent in local currency.

•	Asia Pacific: $971 million, compared with $787 million for the second quarter of fiscal 2011, an increase of 23 percent in U.S. dollars and 20 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

Accenture plc has declared a semi-annual cash dividend of 67.5 cents per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on April 13, 2012, and Accenture SCA will declare a semi-annual cash dividend of 67.5 cents per share on Accenture SCA Class I common shares for shareholders of record at the close of business on April 10, 2012. These dividends are both payable on May 15, 2012.

Combined with the semi-annual cash dividend of 67.5 cents per share paid on Nov. 15, 2011, this brings the total dividend payments for the fiscal year to $1.35 per share, for total projected cash dividend payments of approximately $945 million.

Share Repurchase Activity

During the second quarter of fiscal 2012, Accenture repurchased or redeemed 8.6 million shares for a total of $465 million, including 6.5 million shares repurchased in the open market. This brings Accenture’s total share repurchases and redemptions for the first half of fiscal 2012 to 13.9 million shares, for a total of $750 million, including 9.9 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Feb. 29, 2012 was approximately $5.5 billion.

At Feb. 29, 2012, Accenture had approximately 705 million total shares outstanding, including 644 million Accenture plc Class A ordinary shares and 60 million Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares.

Business Outlook

Third Quarter Fiscal 2012

Accenture expects net revenues for the third quarter of fiscal 2012 to be in the range of $7.05 billion to $7.25 billion. This range assumes a foreign-exchange impact of negative 3 percent compared with the third quarter of fiscal 2011.

Full Fiscal Year 2012

For fiscal 2012, the company has raised its outlook for revenue growth to the range of 10 percent to 12 percent in local currency, up from its previous range of 7 percent to 10 percent in local currency.

Accenture’s business outlook for the full 2012 fiscal year continues to assume a foreign-exchange impact of negative 1 percent compared with fiscal 2011.

The company has raised its outlook for diluted EPS for fiscal 2012 to the range of $3.82 to $3.90. This revised range is $0.06 higher than the company’s previous outlook of $3.76 to $3.84, based primarily on the company’s increased outlook for revenue.

Accenture continues to expect operating margin for the full fiscal year to be in the range of 13.7 percent to 13.9 percent, an expansion of 10 to 30 basis points.

The company now expects operating cash flow to be $3.65 billion to $3.95 billion; property and equipment additions to be $450 million; and free cash flow to be in the range of $3.2 billion to $3.5 billion. The company continues to expect its annual effective tax rate to be in the range of 27 percent to 28 percent.

Accenture now expects new bookings for the full fiscal year to be in the upper half of its previously guided range of $28 billion to $31 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its second-quarter fiscal 2012 financial results. To participate, please dial +1 (800) 230-1096 [+1 (612) 288-0337 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Thursday, March 22, and continuing until Wednesday, June 27, 2012. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Wednesday, June 27. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 235944 from 7:00 p.m. EDT today, Thursday, March 22, through Wednesday, June 27.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 246,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$25.5 billion for the fiscal year ended Aug. 31, 2011. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the consulting and outsourcing markets are highly competitive, and the company might not be able to compete effectively; the company’s results of operations (including its net revenues and operating income) and the value of balance-sheet items originally denominated in other currencies could be materially adversely affected by unfavorable fluctuations in foreign currency exchange rates or changes to existing currencies; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company’s pricing estimates do not accurately anticipate the cost, risk and complexity of the company performing its work or third parties upon which it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be unprofitable; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment, including risks related to governmental budget and debt constraints; the company’s business could be materially adversely affected if it incurs legal liability in connection with providing its services and solutions; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; outsourcing services subject the company to different operational risks than its consulting and systems integration services; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; the company may not be successful at identifying, acquiring or integrating other businesses; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; many of the company’s contracts include performance payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; changes in the company’s level of taxes, and audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	February 29, 2012	% of Net Revenues	February 28, 2011	% of Net Revenues	February 29, 2012	% of Net Revenues	February 28, 2011	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$6,797,250	100%	$6,053,621	100%	$13,871,747	100%	$12,099,271	100%
Reimbursements	462,578		442,672		977,189		875,215

Revenues	7,259,828		6,496,293		14,848,936		12,974,486
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,680,884	68.9%	4,136,397	68.3%	9,503,841	68.5%	8,237,567	68.1%
Reimbursable expenses	462,578		442,672		977,189		875,215

Cost of services	5,143,462		4,579,069		10,481,030		9,112,782
Sales and marketing	772,338	11.4%	709,779	11.7%	1,609,815	11.6%	1,441,250	11.9%
General and administrative costs	454,314	6.7%	435,499	7.2%	886,831	6.4%	821,225	6.8%
Reorganization costs, net	415		369		823		717

Total operating expenses	6,370,529		5,724,716		12,978,499		11,375,974

OPERATING INCOME	889,299	13.08%	771,577	12.74%	1,870,437	13.48%	1,598,512	13.21%
Gain (loss) on investments, net	47		(868)		(8)		(919)
Interest income	9,246		9,893		19,758		19,286
Interest expense	(4,220)		(3,507)		(8,378)		(8,243)
Other income (expense), net	4,168		(2,948)		9,758		10,139

INCOME BEFORE INCOME TAXES	898,540	13.2%	774,147	12.8%	1,891,567	13.6%	1,618,775	13.4%
Provision for income taxes	184,350		208,397		465,620		447,469

NET INCOME	714,190	10.5%	565,750	9.3%	1,425,947	10.3%	1,171,306	9.7%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(60,588)		(54,590)		(122,544)		(119,264)
Net income attributable to noncontrolling interests – other (1)	(9,679)		(8,143)		(17,394)		(14,311)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$643,923	9.5%	$503,017	8.3%	$1,286,009	9.3%	$1,037,731	8.6%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$643,923		$503,017		$1,286,009		$1,037,731
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	60,588		54,590		122,544		119,264

Net income for diluted earnings per share calculation	$704,511		$557,607		$1,408,553		$1,156,995

EARNINGS PER SHARE:
- Basic	$1.00		$0.78		$1.99		$1.62
- Diluted (3)	$0.97		$0.75		$1.93		$1.56
WEIGHTED AVERAGE SHARES:
- Basic	646,452,990		646,292,241		645,390,718		641,779,811
- Diluted (3)	729,036,633		743,505,338		729,608,665		743,505,732
Cash dividends per share	$—		$—		$0.675		$0.45

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2011 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Percent	Percent Increase
	February 29, 2012	February 28, 2011	Increase U.S. Dollars	Local Currency
OPERATING GROUPS
Communications, Media & Technology (1)	$1,481,378	$1,274,449	16%	17%
Financial Services	1,376,619	1,265,620	9	10
Health & Public Service	1,055,879	964,612	9	10
Products	1,584,596	1,373,646	15	16
Resources	1,293,201	1,171,016	10	12
Other	5,577	4,278	n/m	n/m

TOTAL Net Revenues	6,797,250	6,053,621	12%	13%
Reimbursements	462,578	442,672	4

TOTAL REVENUES	$7,259,828	$6,496,293	12%

GEOGRAPHY
Americas	$3,028,141	$2,675,490	13%	14%
EMEA	2,798,135	2,591,571	8	10
Asia Pacific	970,974	786,560	23	20

TOTAL Net Revenues	$6,797,250	$6,053,621	12%	13%

TYPE OF WORK
Consulting	$3,775,186	$3,509,482	8%	8%
Outsourcing	3,022,064	2,544,139	19	20

TOTAL Net Revenues	$6,797,250	$6,053,621	12%	13%

	Six Months Ended		Percent	Percent Increase
	February 29, 2012	February 28, 2011	Increase U.S. Dollars	Local Currency
OPERATING GROUPS
Communications, Media & Technology (1)	$3,016,564	$2,558,925	18%	17%
Financial Services	2,860,458	2,566,738	11	10
Health & Public Service	2,110,181	1,896,212	11	10
Products	3,254,149	2,769,687	17	16
Resources	2,620,076	2,299,333	14	13
Other	10,319	8,376	n/m	n/m

TOTAL Net Revenues	13,871,747	12,099,271	15%	14%
Reimbursements	977,189	875,215	12

TOTAL REVENUES	$14,848,936	$12,974,486	14%

GEOGRAPHY
Americas	$6,102,858	$5,308,830	15%	15%
EMEA	5,806,663	5,229,298	11	10
Asia Pacific	1,962,226	1,561,143	26	20

TOTAL Net Revenues	$13,871,747	$12,099,271	15%	14%

TYPE OF WORK
Consulting	$7,858,610	$7,077,430	11%	10%
Outsourcing	6,013,137	5,021,841	20	19

TOTAL Net Revenues	$13,871,747	$12,099,271	15%	14%

n/m = not meaningful

(1)	On September 1, 2011, the Company renamed the Communications & High Tech operating group to Communications, Media & Technology. No amounts have been reclassified in any period in connection with this name change.

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP (OG)

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended
	February 29, 2012		February 28, 2011
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology (1)	$203,406	14%	$150,445	12%	$52,961
Financial Services	142,714	10	204,214	16	(61,500)
Health & Public Service	99,593	9	89,569	9	10,024
Products	184,257	12	125,785	9	58,472
Resources	259,329	20	201,564	17	57,765

Total	$889,299	13.1%	$771,577	12.7%	$117,722

	Six Months Ended
	February 29, 2012		February 28, 2011
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology (1)	$431,933	14%	$343,686	13%	$88,247
Financial Services	357,569	13	448,795	17	(91,226)
Health & Public Service	212,427	10	147,352	8	65,075
Products	403,032	12	283,046	10	119,986
Resources	465,476	18	375,633	16	89,843

Total	$1,870,437	13.5%	$1,598,512	13.2%	$271,925

(1)	On September 1, 2011, the Company renamed the Communications & High Tech operating group to Communications, Media & Technology. No amounts have been reclassified in any period in connection with this name change.

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	February 29, 2012	August 31, 2011
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,568,746	$5,701,078
Short-term investments	3,107	4,929
Receivables from clients, net	3,355,991	3,236,059
Unbilled services, net	1,418,767	1,385,733
Other current assets	1,208,069	1,143,384

Total current assets	11,554,680	11,471,183

NON-CURRENT ASSETS:
Unbilled services, net	12,111	49,192
Investments	39,376	40,365
Property and equipment, net	775,871	785,231
Other non-current assets	3,426,058	3,385,539

Total non-current assets	4,253,416	4,260,327

TOTAL ASSETS	$15,808,096	$15,731,510

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$4,653	$4,419
Accounts payable	892,436	949,250
Deferred revenues	2,370,869	2,219,270
Accrued payroll and related benefits	2,888,991	3,259,252
Other accrued liabilities	1,380,902	1,474,398

Total current liabilities	7,537,851	7,906,589

NON-CURRENT LIABILITIES:
Long-term debt	1,201	—
Other non-current liabilities	3,275,899	3,474,049

Total non-current liabilities	3,277,100	3,474,049

TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	4,468,553	3,878,951

NONCONTROLLING INTERESTS	524,592	471,921

TOTAL SHAREHOLDERS’ EQUITY	4,993,145	4,350,872

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$15,808,096	$15,731,510

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$714,190	$565,750	$1,425,947	$1,171,306
Depreciation, amortization and asset impairments	147,010	121,084	279,635	241,143
Share-based compensation expense	160,959	133,092	261,517	218,188
Change in assets and liabilities/other, net	(164,346)	(218,822)	(634,028)	(923,134)

Net cash provided by operating activities	857,813	601,104	1,333,071	707,503

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(85,379)	(78,575)	(166,254)	(154,058)
Purchases of businesses and investments, net of cash acquired	(2,821)	(58,219)	(162,876)	(118,262)
Other investing, net	909	1,209	1,928	1,895

Net cash used in investing activities	(87,291)	(135,585)	(327,202)	(270,425)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	88,932	111,764	228,879	282,035
Purchases of shares	(464,974)	(177,492)	(750,079)	(797,212)
Cash dividends paid	—	—	(474,896)	(320,650)
Other financing, net	(2,240)	18,836	30,197	85,328

Net cash used in financing activities	(378,282)	(46,892)	(965,899)	(750,499)
Effect of exchange rate changes on cash and cash equivalents	84,600	98,465	(172,302)	152,673

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	476,840	517,092	(132,332)	(160,748)

CASH AND CASH EQUIVALENTS, beginning of period	5,091,906	4,160,452	5,701,078	4,838,292

CASH AND CASH EQUIVALENTS, end of period	$5,568,746	$4,677,544	$5,568,746	$4,677,544